Connie Rishwain to Step Down as President of UGG and Fashion and Lifestyle Brands
Goleta, Calif. (April 14, 2015) – Deckers Brands (NYSE:DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced that Connie Rishwain, President of UGG and Fashion and Lifestyle Brands has notified the company of her plans to step down in order to spend more time with her family and pursue other interests.
“It has been an amazing 20 years at Deckers and I’m so appreciative of having had the chance to work with many of the brightest people in the footwear industry,” said Rishwain. “I am incredibly proud of everything we’ve achieved during my long tenure with the company, none more so than evolving the UGG brand into a $1.5 billion global, premium lifestyle brand. After much consideration, I’ve decided now is the right time to start the next chapter in my life and allow new leadership to further build on the strong foundation we’ve created.”
Angel Martinez, Chief Executive Officer and Chair of the Board of Directors, said, “Connie embodies the best qualities of our organization. Her creative vision has helped propel the UGG brand to new heights year after year. On behalf of the board, I thank Connie for her many contributions towards diversifying the business, strengthening our retail relationships, and developing a strong brand leadership team. We wish her all the best in her future endeavors.”
About Deckers Brands
Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Teva®, Sanuk®, Ahnu®, and HOKA ONE ONE®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, 138 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.
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Investor Contact:
Brendon Frey | ICR | 203.682.8200

Media Contact:
Jaime Eschette | Corporate Communications | Deckers Brands | 805.967.7611